EXHIBIT 12
                           COCA-COLA ENTERPRISES INC.
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)

                                                                          Quarter Ended            Six Months Ended
                                                                   ----------------------------  ---------------------
                                                                     July 2,        June 27,      July 2,   June 27,
                                                                       2004           2003         2004       2003
                                                                   -------------  -------------  ---------- ----------
Computation of Earnings:
       Income from continuing operations before income taxes            $294          $374          $443          $416
          Add:
            Interest Expense                                             153           152           307           289
            Amortization of capitalized interest                           1             1             1             1
            Amortization of debt premium/discount and expenses             4             3             7             7
            Interest portion of rent expense                              14            10            28            19
                                                                        ----          ----          ----          ----
Earnings as Adjusted                                                    $466          $540          $786          $732
                                                                        ====          ====          ====          ====

Computation of Fixed Charges:
       Interest expense                                                 $153          $152          $307          $289
       Capitalized Interest                                                1             -             1             -
       Amortization of debt premium/discount and expenses                  4             3             7             7
       Interest portion of rent expense                                   14            10            28            19
                                                                        ----          ----          ----          ----
Fixed Charges                                                           $172          $165          $343          $315
Preferred stock dividends                                                  -             1             -             2
                                                                        ----          ----          ----          ----
Combined Fixed Charges and Preferred Stock Dividends                    $172          $166          $343          $317
                                                                        ====          ====          ====          ====
Ratio of Earnings to Fixed Charges (a)                                  2.71          3.26          2.29          2.32
                                                                        ====          ====          ====          ====

Ratio of Earnings to Combined Fixed Charges and
       Preferred Stock Dividends (a)                                    2.71          3.24          2.29          2.31
                                                                        ====          ====          ====          ====

 (a)   Ratios were calculated prior to rounding to millions.